September 16, 2013

BPZ Resources, Inc.
Two Westlake
580 Westlake Park Blvd., Suite 525
Houston, Texas 77079

Attention: Chief Financial Officer or Chief Legal Officer

Ladies and Gentlemen:

We make reference to the Amended and Restated Credit Agreement, dated as of May 9, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Empresa Eléctrica Nueva Esperanza S.R.L., as borrower (the "Borrower"), BPZ Resources, Inc. ("BPZ Resources" or "you") and BPZ Exploración y Producción S.R.L., as guarantors (the "Guarantors"), the lenders party thereto (the "Lenders") and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the "Administrative Agent"). Terms used but not defined in this letter shall have the meanings assigned thereto in the Credit Agreement.

You have informed the Administrative Agent and the Lenders that you intend to refinance your $170.9 million Convertible Notes due 2015 (the "Reference Debt"), which refinancing will include the repurchase by BPZ Resources of a portion of the Reference Debt in an amount not to exceed US$125,000,000 (the "Note Repurchase").

In connection with the foregoing, the Lenders hereby irrevocably (i) consent to the Note Repurchase and (ii) agree that any failure by BPZ Resources to comply with Section 7.18 of the Credit Agreement solely as a result of the consummation of the Note Repurchase shall not constitute a breach of, or an Event of Default under, the Credit Agreement, on the express condition that the Note Repurchase is funded with proceeds derived, solely and exclusively, from unsecured Debt directly incurred by BPZ Resources in respect of which none of the Loan Parties (other than BPZ Resources) or any of their respective Subsidiaries have any obligation (whether actual, contingent or otherwise).

This letter shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of any party hereto that would require an amendment, waiver or consent of the Lenders except as expressly stated herein. Except as expressly waived hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. No failure or delay on the part of the Lenders in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this letter and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

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1021138

[Signature Page]
Waiver

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By: ______________________________
Name: Martin Cameo
Title: Managing Director

By: ______________________________
Name: Hieu Pham
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By: ______________________________
Name: Martin Cameo
Title: Managing Director

By: ______________________________
Name: Hieu Pham
Title: Director